Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

T3 Defense Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	176,000	$39.95	$7,031,200.00	0.0001381	$971.01

Total Offering Amounts:						$7,031,200.00		971.01
Total Fee Offsets:								0.00
Net Fee Due:								$971.01

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock of the Registrant that may become issuable pursuant to the 2026 Evergreen Equity Incentive Plan (the "Plan") by reason of any stock splits, stock dividends or similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock, $0.0001 par value per share (the “Common Stock”).

Represents up to 176,000 shares of Common Stock of the Registrant pursuant to the Plan.

Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high ($42.70) and low ($37.20) prices per share of the Common Stock reported on the Nasdaq Capital Market on August 7, 2026, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.